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                                                                    EXHIBIT 99.1

                                                             [MEDIAWEBCAST LOGO]

PRESS RELEASE

MEDIAWEBCAST ANNOUNCES MERGER DISCUSSIONS WITH LASALLE TECHNOLOGY

SANTA MONICA, Calif.--(BUSINESS WIRE)--January 10, 2001--Corpas Investments, Inc. (OTCBB:CPIM - news), d/b/a MediaWebcast, and LaSalle Technology, Inc. have signed a letter of intent to begin formal negotiations to merge the two companies which augment each other with their respective business strengths. MediaWebcast brings solid entertainment content, production, and distribution, as well as the technology to protect content on-line. LaSalle Technology, Inc. also has a strong technology business in addition to experience and assets in public financial markets. LaSalle's financial expertise is a key element in this transaction since MediaWebcast is in need of additional funding. The newly formed company will evaluate all assets with a view towards maximizing their joint potential.

"By melding the individual businesses into one very comprehensive business we would be able to focus on a cross business asset management model that would include not only the MediaWebcast content but the combined technologies of both companies to generate increased revenues in the respective areas of the new company," said Molly A. Miles, CEO of MediaWebcast.

"I look forward to pursuing negotiations with Mike Vlies at LaSalle Technology with the goal of maximizing shareholder value," said Gene Fein, President of MediaWebcast.

"My sentiments and commitment echo those of Mr. Fein and Ms. Miles. We are committed to maximizing shareholder value and increasing revenues by merging our respective businesses," responds Mike Vlies, CEO, LaSalle Technology, Inc.

Corpas Investments, Inc. (OTCBB:CPIM) - news), d/b/a MediaWebcast, is a targeted programming developer and a worldwide transmedia distribution company. Producing and distributing live action and Web-enabled content across a worldwide media spectrum, MediaWebcast's goal is to become one of the preeminent global creators and distributors of entertainment content.

By utilizing its cross media asset management mandate, MediaWebcast exploits the relative strengths of all media markets. MediaWebcast is focused today on evolving traditional entertainment strategies into a worldwide transmedia company.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995.

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The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


Contact:

Corpas Investments, Inc.
Molly A. Miles  310/458-7870